Exhibit 99.1

                                                   BETHLEHEM STEEL CORPORATION
                                                   1170 Eighth Avenue
                                                   Bethlehem, PA 18016-7699

                                                   MEDIA CONTACT:
                                                     Bette Kovach (610) 694-6308
                                                   INVESTOR RELATIONS CONTACT:
                                                     Jeff Faloba (610) 694-2206
                                                   INTERNET HOMEPAGE ADDRESS:
                                                     www.bethsteel.com

FOR IMMEDIATE RELEASE
---------------------


         BETHLEHEM STEEL ANNOUNCES FOURTH QUARTER AND YEAR 2002 RESULTS

           BETHLEHEM, PA., WEDNESDAY, JANUARY 22, 2003 - Bethlehem Steel Corporation reported a loss for the fourth quarter of 2002 of $429 million, compared to $54 million for the third quarter of 2002 and $547 million for the fourth quarter of 2001. For the year ended December 31, 2002, Bethlehem's net loss was $700 million compared to the $1.9 billion for 2001. These losses include several unusual, principally non-cash items as follows:



                                                             Three Months Ended                              Year Ended
                                              --------------------------------------------------  ---------------------------------
                                                           2002                      2001              2002             2001
                                              --------------------------------  ----------------  ---------------------------------
                                                December 31     September 30      December 31       December 31     December 31
                                              ---------------- ---------------  ----------------  ---------------------------------
Net loss                                       $      (429.2)   $       (54.2)   $      (547.1)    $      (699.6)  $     (1,949.6)

Pension plan curtailment                               176.0              -                -               176.0              -
Impairment of long-lived assets                         89.0              -              343.6              89.0            347.0
Employee benefit costs                                  76.0              2.5              7.5              78.5             42.5
Environmental accruals                                  17.0              -                -                37.0              5.0
(Gain) loss on sales of iron ore, etc.                   1.9              8.0              -                 9.9            (22.2)
Blast furnace outages                                   (2.5)             2.3             25.7              23.5             25.7
Income tax benefit                                       -                -                -               (10.3)             -
Reserving deferred taxes                                 -                -                -                 -              984.0
                                              ---------------- ---------------  ----------------  ---------------------------------
Net loss excluding unusual items               $       (71.8)   $       (41.4)   $      (170.3)    $      (296.0)  $       (567.6)
                                              ================ ===============  ================  =================================



           "As expected, our fourth quarter 2002 operating results were worse than the third quarter as a result of the seasonal decline in shipments and increased costs," said Robert "Steve" Miller, Jr., Chairman and Chief Executive Officer of Bethlehem STEEL. "Steel consumption in the automotive market remains strong, however consumption in other markets is depressed due to seasonal shutdowns and continued weakness in capital investment. Our costs per ton shipped increased from several seasonal planned maintenance outages during the fourth quarter and because of lower seasonal production volume and shipments.

           "For the year 2002, we have significantly improved our financial performance, mainly from improvements in prices and product mix. However, we continue to report significant accounting losses primarily because of the "legacy" costs for pensions and retiree healthcare and life insurance. Without the $427 million of these expenses for 2002, we would have reported net income before unusual charges of $131 million.

           "We ended the fourth quarter of 2002 with liquidity of about $200 million compared to $234 million last quarter. Our positive cash flow from operations was used for an environmental and other maintaining capital projects and repayment of secured debt and other financing payments. Also, amounts available under our accounts receivable borrowing facility declined at year-end because of low seasonal shipments. We expect January shipments to restore our accounts receivable borrowing base. Our bankruptcy related credit facilities mature on October 15, 2003, and there is no assurance that we will be able to extend the maturity or refinance the amounts. We currently have sufficient liquidity to pursue various strategic alternatives toward reorganization.

           "On January 6, 2003, we received a proposal from International Steel Group (ISG) to purchase substantially all of our assets and to assume certain liabilities. Our analysis of the proposal is continuing. We expect to make a recommendation to our Board of Directors on January 29, whether to accept the offer or pursue other options, including a stand-alone plan of reorganization. ISG, under the terms of their proposal, would assume our post-petition trade payables. It appears, however, that the return to our unsecured pre-petition creditors under the ISG proposal will not be significant and any return to our stockholders appears unlikely.

           "As previously reported, the Pension Benefit Guaranty Corporation
(PBGC) notified us of their intention to terminate our pension plan effective December 18, 2002. Although not unexpected, the timing of the termination has increased the potential cost to Bethlehem to restructure our workforce as part of our reorganization while under the protection of chapter 11. Accordingly, we are presently studying our legal options. A termination would not, however, eliminate the PBGC's unsecured claim related to our unfunded pension obligation. Any recovery by the PBGC, along with other unsecured creditor claims, would be determined by the bankruptcy court as part of any plan of reorganization. As a result of the PBGC's actions, however, we will not recognize pension expense in 2003 for our defined benefit pension plan.

           "We continue our discussions with the United Steelworkers of America to allow Bethlehem, whether as a stand-alone company or as an acquisition candidate, to become cost competitive with restructured integrated producers and mini-mills. Our unfunded retiree healthcare and life insurance obligation
(OPEB), most of which applies to our USWA represented employees and retirees, remains unresolved. A new, competitive labor agreement and the resolution of these OPEB benefits are the keys to Bethlehem's ability to emerge from chapter 11 protection or be acquired.

           "We believe the U.S. economy will grow at about a 2% to 3% rate. We expect steel consumption in 2003 to increase about 2% to about 116 million tons compared with 114 million tons last year. Steel industry shipments are expected to increase by about 4% during 2003. We expect automotive sales will continue to be strong in 2003. However, the machinery and construction markets are expected to remain depressed, with only a slight improvement in the latter half of 2003. Prices, which increased throughout most of 2002, are beginning to moderate but we expect average realized prices for the year 2003 will be above last year. Imports are expected to increase slightly in 2003 as section 201 tariffs are scheduled to decline in March."

                                  UNUSUAL ITEMS

           As a result of the PBGC's intent to terminate our pension plan, we recorded a $176 million non-cash charge in the fourth quarter 2002 as required by generally accepted accounting principles. Going forward, we will no longer record any expense for that pension plan.

           We continually analyze our ability to recover the carrying value of our long-lived assets. In the fourth quarter, based on the facts and circumstances that had been evolving, we determined that the carrying value of certain assets exceeded the related expected future cash flows. Accordingly, we recognized non-cash impairment losses of $89 million, principally for Pennsylvania Steel Technologies in Steelton, Pennsylvania. During the fourth quarter 2002, we reduced about 245 represented positions at Pennsylvania Steel Technologies and about 290 non-represented salaried positions. As a result, we recorded a $76 million charge to account for the required employee benefit costs. Earlier in 2002, we recorded a $2.5 million charge for our permanently idled pipe mill in Steelton, Pennsylvania.

           As a result of an administrative order received from and based on discussions with the Pennsylvania Department of Environmental Protection regarding future requirements related to managing the acid mine drainage at our various closed coal mine facilities, we increased our estimate of total probable future spending and recorded a $17 million non-cash charge during the fourth quarter 2002. Earlier in 2002, we recorded a $20 million non-cash charge to reflect Bethlehem's most current estimate of the total probable remediation costs at Lackawanna, New York, based on discussions with the New York Department of Environmental Conservation. The cash requirements for these remediation activities are expected to be expended ultimately over a protracted period of years.
           During the third quarter of 2002, we determined that our ownership percentage of Hibbing Taconite, our iron ore joint venture in Minnesota, exceeded the future iron ore requirements at our Burns Harbor plant and sold an 8% interest in the venture and excess ore inventory. As a result, we recognized a total loss of $10 million from these transactions ($8 million during the third quarter and $2 million during the fourth quarter). This avoided temporary production shutdowns of the iron ore facility that would have increased our costs and consumed cash in excess of the loss recognized.

           Earlier in 2002, our D blast furnace at Burns Harbor experienced a mechanical failure which resulted in an extended repair outage and lost production. The furnace was returned to full operation in June. During the fourth quarter 2002 we increased by $3 million our expected minimum insurance recovery for this failure based on agreements with our insurance companies. The combination of the repair costs, unabsorbed costs from lost production and other related costs increased our net loss for 2002 by about $24 million, including carryover higher costs of $7 million from a separate blast furnace outage that occurred in the fourth quarter of 2001. Approximately $26 million of costs were incurred during 2001 for that outage.

           The $10 million income tax benefit recorded in 2002 represents a tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We received the refund in July 2002.
           Unusual non-cash charges for the year ended December 31, 2001 included fully reserving our net deferred tax asset, charges for the impairment of goodwill and two of our operating facilities, employee benefit charges for the termination of non-represented salaried employees, a provision for closure of our Lackawanna, New York coke plant, a gain on the sale of our interest in a Brazilian iron ore property, and writing off our equity investment in a joint venture that ceased operations. During the second quarter of 2001, it was determined that the cumulative financial accounting losses had reached the point that fully reserving the deferred tax asset was required. See Notes 5 and 8 to the accompanying Notes to December 31, 2002 Consolidated Financial Statements for further details on these items.

                                FINANCIAL RESULTS

           Excluding unusual items previously mentioned, our fourth quarter 2002 net loss is $72 million compared to a $41 million net loss for the third quarter of 2002. This increased loss resulted principally from lower seasonal raw steel production and shipments. Although steel consumption in the automotive market remains strong, consumption in other markets remains depressed. During the quarter our costs per ton shipped increased from several planned maintenance outages at our light flat rolled plants and lower production and shipment volume.

           Bethlehem's net loss before unusual items of $72 million for the fourth quarter of 2002 is a $98 million improvement over the prior year net loss of $170 million. This improvement resulted mainly from increased prices and a better product mix. Average realized prices, on a constant mix basis, increased by about 13% from the prior year. Our mix of products shipped improved, as our percentage of higher valued coated products increased and we reduced the percentage of lower valued hot-rolled products.

           Our net loss before unusual items for the year 2002 is $296 million compared to a net loss of $568 million for 2001. The improvement is mainly attributable to increased prices and a better product mix. Average realized prices, on a constant mix basis, have increased by about 6% from the prior year. Our mix of products shipped improved, as our percentage of higher valued cold-rolled, coated and tin products increased and the percentage of lower valued hot-rolled and secondary products was reduced. We were able to offset our higher pension and OPEB expense principally through reducing our workforce and improving the performance of our new cold mill at Sparrows Point. Interest expense also declined by about $39 million because contractual interest on unsecured debt was not recorded as a result of our chapter 11 filing.

                           FORWARD-LOOKING STATEMENTS

           Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes arising from our chapter 11 filing. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, whether there will be a major steel industry consolidation effort, the effect of chapter 11 cases on our businesses, including customer and supplier reactions and the interests of various creditors and security holders. Additional factors that may affect our business and financial results are changes in customer spending patterns, supplier choices and demand for steel products; the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in prices we obtain for our products; intense competition due to excess global steel capacity, low-cost electric furnace facilities, imports (especially unfairly-traded imports) and substitute materials; the consolidation of many of our customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental control and remediation expenditures; availability, prices and terms associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters, including costs and uncertainties associated with our collective bargaining unit agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; our highly leveraged capital structure and our ability to obtain new capital at reasonable costs and terms; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

                           BETHLEHEM STEEL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (dollars in millions)
                                   (unaudited)



                                                                                                                 YEAR ENDED
          Three Months Ended                                                                                     December 31
------------------------------------------------------------                                     -----------------------------------
   December 31           September 30     December 31
       2002                2002              2001                                                     2002                2001
-------------------   ---------------   ----------------                                         ---------------     ---------------
           $ 896.6           $ 938.5            $ 719.9   NET SALES                                   $ 3,572.4           $ 3,334.3
-------------------   ---------------   ----------------                                         ---------------     ---------------

                                                          COSTS AND EXPENSES
             869.6             887.5              798.6         Cost of sales                           3,499.8             3,468.6
              59.3              64.1               63.2         Depreciation                              246.3               253.1
              21.7              19.7               27.6         Selling, administration
                                                                 and general expense                       88.8               106.4
             358.0               2.5              351.1         Special charges (Note 5)                  380.5               372.3
-------------------   ---------------   ----------------                                         ---------------     ---------------
           1,308.6             973.8            1,240.5   TOTAL COSTS AND EXPENSES                      4,215.4             4,200.4
-------------------   ---------------   ----------------                                         ---------------     ---------------

            (412.0)            (35.3)            (520.6)  LOSS FROM OPERATIONS                           (643.0)             (866.1)

              (3.8)             (4.9)              (6.7)  REORGANIZATION ITEMS (Note 6)                   (14.5)               (8.1)

             (13.4)            (14.0)             (19.8)  FINANCING EXPENSE - NET (Note 7)                (52.4)              (91.4)
-------------------   ---------------   ----------------                                         ---------------     ---------------

            (429.2)            (54.2)            (547.1)  LOSS BEFORE INCOME TAXES                       (709.9)             (965.6)

                 -                 -                  -   BENEFIT (PROVISION) FOR INCOME TAXES             10.3              (984.0)
-------------------   ---------------   ----------------   (Note 8)                              ---------------     ---------------

            (429.2)            (54.2)            (547.1)  NET LOSS                                       (699.6)           (1,949.6)

               9.8               9.8                9.9   DIVIDEND REQUIREMENTS ON PREFERRED               39.4                40.5
-------------------   ---------------   ----------------  AND PREFERENCE STOCK (Note 11)         ---------------     ---------------

          $ (439.0)          $ (64.0)          $ (557.0)  NET LOSS APPLICABLE TO COMMON STOCK          $ (739.0)         $ (1,990.1)
===================   ===============   ================                                         ===============     ===============


                                                          NET LOSS PER COMMON SHARE:
           $ (3.35)          $ (0.49)           $ (4.27)        Basic and Diluted                       $ (5.64)           $ (15.30)

                                                          AVERAGE SHARES OUTSTANDING:
             131.1             131.0              130.3         Basic and Diluted                         131.0               130.1


                                                                      ADDITIONAL DATA

             1,764             1,913              1,708         Steel products shipped
                                                                  (thousands of net tons)                  7,585               7,782
             2,189             2,338              1,848         Raw steel produced
                                                                   (thousands of net tons)                 8,956               8,790


The accompanying Notes are an integral part of the Consolidated Financial Statements.


                           BETHLEHEM STEEL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                     ASSETS



                                                                                   DECEMBER 31          DECEMBER 31
                                                                                       2002                 2001
                                                                                   (unaudited)
                                                                                  ---------------      ---------------

CURRENT ASSETS:
       Cash and cash equivalents                                                          $ 67.6              $ 104.0
       Receivables - net                                                                   350.2                350.4
       Inventories:
            Raw materials                                                                  224.6                259.5
            Finished and semifinished                                                      516.3                465.8
                                                                                  ---------------      ---------------
            Total Inventories                                                              740.9                725.3
       Other current assets                                                                 27.6                 22.8
                                                                                  ---------------      ---------------
TOTAL CURRENT ASSETS                                                                     1,186.3              1,202.5
INVESTMENTS AND MISCELLANEOUS ASSETS - NET                                                  76.9                129.6
PROPERTY, PLANT AND EQUIPMENT                                                            2,615.5              2,686.9
INTANGIBLE PENSION ASSET                                                                       -                225.0
                                                                                  ---------------      ---------------
TOTAL ASSETS                                                                           $ 3,878.7            $ 4,244.0
                                                                                  ===============      ===============


                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
       Accounts payable                                                                  $ 167.6              $ 150.1
       Accrued employment costs                                                            102.6                 37.9
       Accrued taxes                                                                        31.3                 14.4
       Debt and capital lease obligations - current (Notes 10 and 12)                      695.7                 19.3
       Other current liabilities                                                            50.1                 49.9
                                                                                  ---------------      ---------------
TOTAL CURRENT LIABILITIES                                                                1,047.3                271.6

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                                                84.9                132.7
DEBTOR-IN-POSSESSION FINANCING (Note 10)                                                       -                205.6
DEBT SECURED BY INVENTORY (Note 10)                                                            -                289.9
DEFERRED GAIN                                                                               81.5                103.2
OTHER LONG-TERM LIABILITIES                                                                 41.8                 43.4

LIABILITIES SUBJECT TO COMPROMISE (Note 9)                                               6,073.4              4,878.1

STOCKHOLDERS' DEFICIT:
       Preferred Stock                                                                      11.3                 11.4
       Preference Stock                                                                      2.0                  2.0
       Common Stock                                                                        136.1                135.8
       Common Stock held in treasury at cost                                               (65.9)               (65.9)
       Additional paid-in capital                                                        1,909.9              1,908.2
       Accumulated other comprehensive loss                                             (1,905.0)              (833.0)
       Accumulated deficit                                                              (3,538.6)            (2,839.0)
                                                                                  ---------------      ---------------
TOTAL STOCKHOLDERS' DEFICIT                                                             (3,450.2)            (1,680.5)
                                                                                  ---------------      ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                            $ 3,878.7            $ 4,244.0
                                                                                  ===============      ===============



                          BETHLEHEM STEEL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (dolars in millions)
                                   (unaudited)



                                                                         THREE MONTHS
                                                                              ENDED                         YEAR ENDED
                                                                         ----------------    -------------------------------------
                                                                          DECEMBER 31,        DECEMBER 31,         DECEMBER 31,
                                                                              2002                2002                 2001
                                                                         ----------------    ----------------     ----------------

     OPERATING ACTIVITIES:
          Net loss                                                              $ (429.2)           $ (699.6)          $ (1,949.6)

          Adjustments for items not affecting cash
            from operating activities:
              Deferred income taxes (Note 8)                                           -                   -                984.0
              Depreciation and amortization                                         59.3               246.3                253.1
              Special charges                                                      358.0               380.5                372.3
              Recognition of deferred gains                                         (5.4)              (21.7)               (22.7)
              Reorganization items                                                   3.8                14.5                  8.1
              Litigation recovery                                                      -                   -                 13.0
              Other - net                                                            4.8                13.6                  1.6
          Working capital (excluding financing and
            investing activities):
              Receivables - operating                                               29.8                (7.8)                 9.6
              Receivables - financing                                                  -                   -               (212.0)
              Inventories                                                            4.0               (16.3)               148.7
              Accounts payable                                                       6.7               (14.0)                25.1
              Other                                                                (18.7)                6.5                 (8.1)
          Funding postretirement benefits:
              Pension funding less than expense                                     31.5               135.2                 94.5
              Retiree healthcare and life insurance
                benefit payments less than expense                                   4.4                40.3                 83.0
                                                                         ----------------    ----------------     ----------------

     CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                               49.0                77.5               (199.4)
     BEFORE REORGANIZATION ITEMS                                         ----------------    ----------------     ----------------

          Reorganization items                                                      (3.8)              (14.5)                (8.1)
                                                                         ----------------    ----------------     ----------------

     CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                               45.2                63.0               (207.5)
                                                                         ----------------    ----------------     ----------------

     INVESTING ACTIVITIES:
          Capital expenditures                                                     (49.8)             (124.3)               (89.2)
          Cash proceeds from asset sales                                             2.1                27.8                 47.5
                                                                         ----------------    ----------------     ----------------

     CASH (USED FOR) INVESTING ACTIVITIES                                          (47.7)              (96.5)               (41.7)
                                                                         ----------------    ----------------     ----------------

     FINANCING ACTIVITIES:
          Borrowings                                                                   -                90.6                408.8
          Debt and capital lease payments                                           (7.0)              (65.2)              (108.9)
          Cash dividends paid                                                          -                   -                (20.2)
          Other payments                                                            (9.2)              (28.3)               (36.2)
                                                                         ----------------    ----------------     ----------------
     CASH FROM (USED FOR) FINANCING ACTIVITIES                                     (16.2)               (2.9)               243.5
                                                                         ----------------    ----------------     ----------------

     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (18.7)              (36.4)                (5.7)
     CASH AND CASH EQUIVALENTS:
       BEGINNING OF PERIOD                                                          86.3               104.0                109.7
                                                                         ----------------    ----------------     ----------------
       END OF PERIOD                                                                67.6                67.6                104.0
     AVAILABLE BORROWING UNDER COMMITTED BANK
       CREDIT ARRANGEMENTS                                                         132.8               132.8                171.8
                                                                         ----------------    ----------------     ----------------

     TOTAL LIQUIDITY AT END OF PERIOD                                            $ 200.4             $ 200.4              $ 275.8
                                                                         ================    ================     ================

      SUPPLEMENTAL CASH INFORMATION:
           Interest and other financing costs, net of amount capitalized          $ 12.8              $ 45.2              $ 105.4
           Income taxes paid (received)                                             (0.7)               (9.4)                (1.4)


                           BETHLEHEM STEEL CORPORATION

          NOTES TO DECEMBER 31, 2002 CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. The Consolidated Financial Statements as of and for the three-month periods and years ended December 31, 2002 and 2001 and for the three-month period ended September 30 were not audited. However, in Management's opinion, the information reflects all adjustments necessary for a fair statement of the results for the periods presented. Management believes all adjustments were of a normal and recurring nature.

These Consolidated Financial Statements should be read together with audited financial statements in Bethlehem's Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the Securities and Exchange Commission during 2002.

2. On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions under chapter 11 of the United States Bankruptcy Code (the Code) in the United States Bankruptcy Court for the Southern District of New York (the Court). Bethlehem continues to manage its properties and operate its businesses under Sections 1107 and 1108 of the Code as a debtor-in-possession. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors' businesses or the recovery by creditors of the Debtors and equity holders of Bethlehem.

Bethlehem continues to pursue various strategic alternatives including, among other things, possible consolidation opportunities, joint ventures with other steel operations, a stand-alone plan of reorganization and liquidation of part or all of Bethlehem's assets. Also, see Note 3. There can be no assurance that any such alternatives will be implemented. After further consideration of such alternatives and negotiations with various parties in interest, Bethlehem expects to present a chapter 11 plan. That plan will likely cause a material change to the carrying amount of assets and liabilities in the financial statements.

Bethlehem has an exclusive right to file a chapter 11 plan through January 31, 2003. Bethlehem has filed a motion with the Court to extend this exclusivity right to September 30, 2003. The Court hearing on the motion is scheduled for January 30, 2003.

The bar date for creditors, other than employees and former employees, to file proofs of claim with the Court was September 30, 2002. Differences between the amounts reflected on Bethlehem's records and claims by creditors will be investigated and resolved in our claims resolution process. That process has commenced and, in light of the number of claims filed, will take considerable time to complete. It is reasonably possible the amount of claims ultimately allowed by the Court will differ materially from amounts presently recorded by Bethlehem. The ultimate number and amount of claims is not currently capable of being reasonably estimated.

3. On January 6, 2003, International Steel Group (ISG) provided Bethlehem with a proposal to purchase substantially all of Bethlehem's assets under section 363 of the Code. Management is currently reviewing the proposal to determine whether it believes such transaction is in the best interest of Bethlehem's creditors and other constituents. Any sale of assets under such proposal will require the approval of the Court and, if approved, an open auction for the assets.

4. On December 17, 2002, the Pension Benefit Guaranty Corporation (PBGC) filed a complaint in the United States District Court for the Eastern District of Pennsylvania alleging there was sufficient cause under applicable laws to terminate the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies (the Plan). The complaint requests, among other things, that the PBGC be appointed as the Plan's trustee and December 18, 2002 be established as the Plan's termination date. Bethlehem is considering all legal options, including contesting the termination, and currently has until February 23, 2003 to respond. As a result of the PBGC's actions, we recognized a curtailment loss of $176 million in December 2002 in accordance with generally accepted accounting principles and will not record future pension expense under the Plan.

This action by the PBGC is an event of default under our credit facility with General Electric Credit Corporation (GECC). However, on December 27, 2002, GECC waived such default and amended the credit facility's pension plan related provisions, subject to Court approval. A Court hearing on the amendment is scheduled for January 24, 2003.

Under generally acceptable accounting principles, we are required to record a minimum pension liability at year-end, using our November 30, 2002 measurement date, equal to the unfunded accumulated pension obligation of $2,796 million.

The difference between the unfunded pension accumulated and projected benefit obligations represents the projected future increase in salaries and wages used for actuarial purposes. During the fourth quarter 2002, we recorded a charge to stockholders' deficit through other comprehensive loss of $1.1 billion. The following sets forth the status of our pension and other postretirement benefits
(OPEB) at December 31, 2002 and 2001 ($ in millions):



                                                                    Pension                                    OPEB
                                                     --------------------------------------    -------------------------------------
                                                           2002                 2001                2002                 2001
                                                     -----------------    -----------------    ----------------     ----------------
      Projected benefit obligation                    $       6,583        $       6,495       $       3,109        $       3,031
      Fair value of plan assets                               3,677                4,753                  17                   17
                                                         ------------         ------------        ------------        ------------
      Unfunded projected benefit obligation                   2,906                1,742               3,092                3,014
      Actuarial adjustments                                    (110)                (125)             (1,003)                (972)
      December - net                                             53                    7                   9                    5
                                                         ------------         ------------        ------------        ------------
        Balance Sheet Liabilities at December 31      $       2,849        $       1,624       $       2,098        $       2,047
                                                         ============         ============        ============        ============

BALANCE SHEET ACCOUNTS:
      Liabilities subject to compromise               $       2,849        $       1,624       $       2,059        $       2,006
      Current and long-term liabilities                            -                    -                 39                   41
                                                         ------------         ------------        ------------        ------------
        Total                                         $       2,849        $       1,624       $       2,098        $       2,047
                                                         ============         ============        ============        ============

5. A summary of special charges follows ($ in millions):

                                                          Three Months Ended                              Year Ended
                                          ---------------------------------------------------  ---------------------------------
                                                        2002                      2001              2002             2001
                                          ---------------------------------- ----------------  ---------------- ----------------
                                            December 31      September 30      December 31       December 31      December 31
                                          ----------------  ---------------- ----------------  ---------------- ----------------

     Pension plan curtailment              $        176.0                                       $       176.0
     Impairment of long-lived assets                 89.0                     $        343.6             89.0    $       347.0
     Employee benefit costs                          76.0   $          2.5               7.5             78.5             42.5
     Environmental accruals                          17.0                                 -              37.0              5.0
     Gain on sale of MBR                               -                -                 -                -             (22.2)
                                          ----------------  ---------------- ----------------  ---------------- ----------------
     Total                                 $        358.0    $         2.5    $        351.1    $       380.5    $       372.3
                                          ================  ================ ================  ================ ================


As discussed in Note 4 above, the PBGC filed a complaint to terminate Bethlehem's Pension Plan effective December 18, 2002, and we recorded a $176 million non-cash curtailment charge.

We continually analyze our ability to recover the carrying value of our long-lived assets. In the fourth quarter of 2002, based on the facts and circumstances that had been evolving, we determined that the carrying value of certain assets exceeded the related expected future cash flows. Accordingly, we recognized non-cash impairment losses of $89 million, principally for our Pennsylvania Steel Technologies operation in Steelton, Pennsylvania. During 2001, we recorded non-cash impairment losses of (1) $317 million for goodwill acquired in the 1998 Lukens merger, (2) $11 million for the 110 inch plate mill at Burns Harbor which is expected to remain idle indefinitely, (3) $15 million for our Chicago Cold Rolling facility and (4) $3 million to write-off our investment in a joint venture that ceased operations.

During the fourth quarter of 2002, we reduced about 245 USWA represented positions at our Pennsylvania Steel Technologies operations in Steelton, Pennsylvania, and reduced about 290 non-represented salaried positions. We recognized a $76 million non-cash charge to account for the required employee benefits. Earlier in 2002, we recorded a $2.5 million non-cash charge for our permanently idled pipe mill in Steelton, Pennsylvania. During the fourth quarter of 2001, we permanently eliminated about 300 non-represented salaried positions and recognized a $7.5 million non-cash charge for required employee benefits. Earlier in 2001, we closed our Lackawanna Coke operations. As a result, we recorded a non-cash charge of $40 million.

During the fourth quarter of 2002, we received an administrative order from the Pennsylvania Department of Environmental Protection regarding future requirements related to managing acid mine drainage at our closed coal mining facilities. As a result, we increased our estimate of probable total future spending and recorded a $17 million non-cash charge. Earlier in 2002, Bethlehem personnel attended a meeting requested by representatives from the New York Department of Environmental Conservation to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and to begin to implement an agreed upon plan of remediation at our closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, we recorded a $20 million non-cash charge to reflect Bethlehem's most current estimate of the probable total future remediation costs at Lackawanna. These cash requirements for remediation are expected to be expended ultimately over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the regulatory agencies.

Also in 2001, we sold our interest in MBR, a Brazilian iron ore property, for $4 million in cash and $19 million in credits against future iron ore purchases (all of which have been subsequently used) resulting in a $22 million gain.

During the fourth quarter 2001, we sold the South Buffalo Railway Company in Lackawanna, New York, for $33 million in cash, $3 million of which has been placed in escrow pending resolution of unsettled litigation, and $3 million in assumed liabilities. There was no gain or loss on the transaction because required amounts had been recognized in a previous charge.

6. The following net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items ($ in millions):



                                                              Three Months Ended                             Year Ended
                                              --------------------------------------------------- ---------------------------------
                                                            2002                      2001             2002             2001
                                              ---------------------------------  ---------------- ---------------- ----------------
                                                December 31      September 30      December 31      December 31      December 31
                                              ----------------  ---------------  ---------------- ---------------- ----------------
 Professional and other fees                   $          4.6   $         5.1     $         5.7    $         17.9   $          7.1
 (Gains) losses from termination of contracts              -               -                1.4              (2.0)             1.4
 Interest income                                         (0.8)           (0.2)             (0.4)             (1.4)            (0.4)
                                              ----------------  ---------------  ---------------- ---------------- ----------------
 Total                                         $          3.8             4.9     $         6.7    $         14.5   $          8.1
                                                                $
                                              ================  ===============  ================ ================ ================


7. Interest at the stated contractual amount on unsecured debt that was not charged to earnings as a result of our chapter 11 filing was approximately $11 million, $11 million and $9 million for the three-month periods ended December 31, 2002, September 30, 2002, and December 31, 2001. It was approximately $45 million and $9 million for the years ended December 31, 2002 and 2001.

8. The income tax benefit recorded in 2002 represents a $10 million tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted on March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We received the refund in July 2002.

Bethlehem incurred financial accounting losses in 1999 through 2001. Our results during 2001 were worse than we anticipated at the beginning of the year and we were not able to use any of the NOL expiring in 2001 in our federal income tax return for the year. In the absence of specific favorable factors, application of FASB Statement No. 109 and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, in the second quarter of 2001, we provided a 100% valuation allowance for our deferred tax asset, increasing our non-cash provision for income taxes and net loss for the second quarter 2001 by $1,009 million. We provided a 100% valuation allowance for our deferred income tax asset for the balance of 2001 and for 2002. We will continue that policy in the future, until, at a minimum, a chapter 11 plan is confirmed.

9. Liabilities subject to compromise at December 31, 2002 and December 31, 2001 follows ($ in millions):

                                       December 31,          December 31,
                                            2002                 2001
                                    -------------------- ----------------------

    Pension liability                $      2,849.0       $         1,624.0
    Other postemployment benefits           2,059.0                 2,005.7
    Unsecured debt                            526.7                   526.7
    Accounts payable                          190.7                   220.8
    Accrued employment costs                  186.7                   270.6
    Other accrued liabilities                 194.6                   152.8
    Accrued taxes and interest                 66.7                    77.5
                                    -------------------- ----------------------
    Total                            $      6,073.4       $         4,878.1
                                    ==================== ======================

10. Our GECC credit facility and secured inventory financing arrangements mature on October 15, 2003. Accordingly, the outstanding balances of $280.7 million and $289.9 million, respectively, at December 31, 2002 are classified as a current liability.

11. Our financing arrangement with General Electric Capital Corporation restricts dividend payments. Preferred dividends are in arrears since the second quarter of 2001.

12. In the second quarter of 2002, we acquired the remaining 50% portion of the Columbus Coatings Company (CCC) and Columbus Processing Company (CPC) joint ventures from LTV Steel Corporation. CCC is an automotive quality, hot-dipped galvanized coating line and CPC is a steel slitting facility, both located in Columbus, Ohio. These interests were acquired on June 5, 2002 for cash, a release of LTV's guarantee of CCC's debt and forgiveness of claims against LTV by Bethlehem and CCC. The acquisition was accounted for as a purchase. CCC's and CPC's results are included in the Consolidated Financial Statements from the date of acquisition. Pro-forma amounts for the year are not significant. The value assigned to assets and liabilities acquired follows ($ in millions):

    Property, plant & equipment                                        $155.3
    Debt and capital lease obligation                                  (105.9)
    Other - net                                                           (.3)
                                                                  ------------
         Net assets                                                      49.1
    Less:
      Investment in and receivable from joint ventures and LTV          (46.7)
                                                                  ------------
    Cash purchase price, net of cash acquired                          $  2.4
                                                                  ============

CCC's construction costs were financed in part with a loan under a 1999 agreement with a group of lenders. Bethlehem has guaranteed the full amount of the construction loan. Bethlehem provided CCC's lenders with a collateralized letter of credit for $30 million and a mortgage on our corporate headquarters building as additional collateral. In July 2002, CCC lenders used the letter of credit to reduce the outstanding loan balance by $30 million.

Because of our chapter 11 filing, CCC and Bethlehem are in default under the construction loan agreements which allows the lenders to call the full amount of the loan. We believe that the market value of CCC exceeds the net loan amount. In October, we filed a motion with the Bankruptcy Court requesting approval to refinance with General Electric Capital Corporation the approximate $68 million outstanding construction loan balance. A hearing was held on December 5, 2002 and the motion was approved. Closing on a new financing arrangement has been delayed indefinitely as management considers the impact of the PBGC's termination of our pension plan and considers whether to accept the proposed purchase offer received from ISG as discussed in Notes 3 and 4.

On August 1, 2001, we purchased the remaining 45% ownership interest of Chicago Cold Rolling (CCR) that we did not already own for $1 million plus assumption of $19 million in debt. The acquisition was accounted for using the purchase method of accounting. Our results include the operations of CCR since the date of acquisition. Pro-forma amounts for the year are not significant.